                             EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of the 10th day of March 2000, by and among Prism Financial Corporation, a Delaware corporation (the "Company"), Mark A. Filler (the "Executive"), and Royal Bank of Canada, a bank organized and existing under the laws of Canada ("Acquiror").

            WHEREAS, Acquiror and the Company have determined that it is in their respective best interests to assure that the Company will have the continued dedication of the Executive pending the merger (the "Merger") of the Company and Rainbow Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror ("Acquisition") pursuant to the Merger Agreement dated as of March 10, 2000 among the Company, Acquiror and Acquisition (the "Merger Agreement"), and to provide the Company, as the surviving corporation of the Merger, with continuity of management. Therefore, in order to accomplish these objectives, the Executive, Acquiror and the Company have entered into this employment agreement.

            WHEREAS, the Executive desires to accept such continued employment, subject to the terms and provisions of this Agreement.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. EFFECTIVE TIME. The "Effective Time" shall mean the effective time of the Merger, provided the Executive is employed by the Company at such time. As of the Effective Time, any and all other employment agreements entered into between the Company and Executive prior to the Effective Time (including, without limitation, any employment agreement entered into among the Company, Executive and Acquiror in connection with or in contemplation of the transactions contemplated by the Merger Agreement) shall terminate and become null and void, provided that any option agreements between the Executive and the Company shall terminate and become null and void only upon the final installment payment of the special retention bonus contemplated by Section 2.10(b) of the Merger Agreement and provided further that upon any termination of the Merger Agreement, this sentence will be inapplicable.

            2. EMPLOYMENT PERIOD. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing as of the Effective Time and ending on December 31, 2003 (the "Employment Period").

            3.    TERMS OF EMPLOYMENT.

                  (a)   Position and Duties.

                        (i) During the Employment Period, the Executive shall serve as President and Chief Executive Officer and as a member of the Board of Directors of the Company with the appropriate authority, duties and responsibilities attendant to such position. After the Employment Period, the Executive may continue to serve the Company under a mutually agreed upon arrangement.

                        (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to continue, with respect to current positions and arrangements disclosed to the Board of the Company (the "Board") and, with prior written approval of the Board of Directors of the Company, with respect to future positions and arrangements, to, (A) serve on a reasonable number of corporate, civic or charitable boards or committees, (B) deliver a reasonable number of lectures and speeches and (C) manage personal investments, so long as such activities do not interfere with the proper performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. Promptly after the Effective Time, Executive will submit to the Board a list of all existing board or committee memberships and submit to the Board for approval a list of pending or future board or committee memberships, which approval will not be unreasonably withheld.

                  (b)   Compensation.

                        (i) Annual Base Salary. During the initial twelve months of the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $250,000, payable in accordance with regular payroll practices of the Company. Thereafter, the Executive shall receive an annual base salary in an amount determined by the Board, but not less than his initial Annual Base Salary with any such increased amount thereafter being the Annual Base Salary. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Executive shall not be entitled to receive any additional consideration for service during the Employment Period as a member of the Board of Directors of the Company or any of its subsidiaries.

                        (ii) Interim Bonus and Annual Bonus. Provided the Executive's employment has not been terminated for Cause or due to a voluntary termination by the Executive (other than due to Constructive Termination, death or Disability) on the respective dates of payment, the Executive shall be eligible to participate in a bonus pool (the "Interim Bonus") on December 31, 2000 where the aggregate pool for all participants shall not be less than $105,000. The Executive shall be eligible to participate in an annual cash bonus pool for executives ("Annual Bonus") with respect to the first 12 months of this Agreement, whereby the aggregate pool for all participants shall not be less than $1,825,000 to be paid no later than 13 months after the date of this Agreement. The distribution of 50% of the Annual Bonus Pool will be unconditional and solely at the discretion of Mark Filler (with no restriction whatsoever) and the remainder at the discretion of the Board. Thereafter, the Executive shall be eligible to receive annual bonuses during the Employment Period in an amount and in accordance with any plan as may be determined by the Board.

                        (iii) Stock Options. The Executive shall be eligible to participate in the Acquiror's 1999 Stock Option Plan (the "Plan"), with grants made at the discretion of the Acquiror's Board of Directors. Any stock options granted to the Executive shall be subject to all of the terms and conditions of the Plan, including applicable provisions regarding vesting, and expiration of options upon termination of employment. Such stock options shall be administered in accordance with the Plan attached hereto as Appendix A and pursuant to a Stock Option Agreement reasonably acceptable, including as to vesting, to the Executive.

                        (iv) Profit Sharing. In addition, provided the Executive's employment has not been terminated for Cause or due to a voluntary termination by the Executive, on the one-year anniversary of the Effective Time, the Executive shall receive, on the thirtieth day after the last day of each of the Company's 2001, 2002 and 2003 fiscal year, a profit-sharing bonus equal to 2.5% of the pre-tax net income of the Company (the "Profit Sharing Bonus"), prorated for that portion of the fiscal year that the Executive was employed by the Company. With respect to the Profit Sharing Bonus, the parties will reasonably agree upon the allocation of profits related to synergies with Acquiror and Acquiror's other affiliates. The goodwill amortization associated with the acquisition of the Company pursuant to the Merger Agreement will not be deducted from the calculation of pre-tax net income of the Company for purposes of this Section 3(a)(iii). If Acquiror determines to reorganize the Company, the parties will determine a fair, reasonable formula in keeping with the intent of this Agreement. The Profit Sharing Bonus shall be earned by Executive and accrued on a daily basis.

                        (v) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs of the Company (collectively, "Employee Benefit Plans"), subject only to the generally applicable eligibility provisions of such plans; provided that the Executive shall at all times during the Employment Period, be entitled to receive benefits that are comparable to those provided to other employees in positions of comparable rank with the Acquiror and its wholly owned subsidiaries. In addition, during the Employment Period, the Executive will be entitled to participate in Acquiror's leased automobile program which will provide a leased automobile up to a capital cost limit of $27,200 plus fuel, maintenance, insurance and reserved parking at the Executive's place of work. The Company will pay the cost of personal initiation fees and annual dues for a recreational or social club of the Executive's choosing.

            4.    TERMINATION OF EMPLOYMENT.

                  (a) Death or Disability. The ExecutiveSection s employment shall terminate automatically upon the ExecutiveSection s death during the Employment Period and in that case the Date of Termination shall be the date of death. If the Company determines in good faith that the

Executive has become Disabled during the Employment Period (pursuant to the definition of "Disabled" or "Disability" set forth below), the Company may terminate Executive's employment by giving written notice to the Executive in accordance with Section 10(c) of this Agreement of the Company's intention to terminate Executive's employment. In such event, the ExecutiveSection s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the ExecutiveSection s duties. For purposes of this Agreement, whether the Executive has become "Disabled" (or incurs a Disability) shall be determined under the CompanySection s long-term disability plan as in effect for employees of the Company as of the date of this Agreement. If the ExecutiveSection s employment is terminated by reason of disability, the Date of Termination shall be the Disability Effective Date, or any later date specified by the Company.

                  (b)   Cause.  The Company may terminate the
ExecutiveSection s employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                        (i) the commission by the Executive of an act of criminal or fraudulent misconduct that results in material economic harm or acute public embarrassment to the Company, its parent or a subsidiary of the Company (including, but not limited to, the willful violation of any material law, rule, regulation, or cease and desist order applicable to the Executive) any breach by Executive of a covenant contained in the Stockholders' Agreement or a deliberate breach of a fiduciary duty owed by the Executive to the Company, its parent or its parentSection s shareholders;

                        (ii) the ExecutiveSection s habitual absence from work other than as a result of illness or Disability, continuous and intentional failure to perform stated duties, gross negligence, or gross incompetence in the performance of the ExecutiveSection s stated duties; provided that the Executive shall be provided with notice of any situation set forth herein and a reasonable opportunity to cure such situation;

                        (iii) the ExecutiveSection s chronic alcohol or drug abuse that results in a material impairment of the ExecutiveSection s ability to perform his or her duties as an employee of the Company provided that the Executive shall be provided a reasonable opportunity to such if the Executive demonstrates a willingness to undergo treatment or rehabilitation;

                        (iv) the rendering of a verdict of guilty against or the entering of a nolo contendre plea by the Executive for any felony offense (other than a law relating to a traffic violation or similar offense), whether or not in the line of duty to the Company; or

                        (v) the final determination by a state or federal banking agency or governmental authority having jurisdiction over the Company that the Executive is not suitable to act in the capacity in which he is employed by the Company or a downgrading in ratings by such authority, as evidenced in the "Management Aspects During the Annual Review," on the basis of such determination.

                  (c) Notice of Termination. Termination of employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 10(c). For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the Date of Termination, as specified below. The "Date of Termination" means:

                        (i) if the ExecutiveSection s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, or

                        (ii) if the ExecutiveSection s employment is terminated by the Executive, a date not less than 30 days after the date of the Notice of Termination, provided, however, that the Company may waive such 30-day provision.

            5.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) Death or Disability. If the ExecutiveSection s employment is terminated by reason of the ExecutiveSection s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of:

                        (i) the ExecutiveSection s Annual Base Salary through the Date of Termination to the extent not theretofore paid;

                        (ii) the Interim Bonus and the Annual Bonus awarded for the first twelve months of service, in each case to the extent not theretofore paid;

                        (iii) a pro rata portion of the annual bonus awarded for the fiscal year in which the Date of Termination occurs and the annual bonus awarded for any fiscal year prior thereto, in each case to the extent earned, accrued or owing to the Executive but not theretofore paid;

                        (iv) a pro rata portion of any Profit Sharing Bonus for the fiscal year in which the Date of Termination occurs and the Profit Sharing Bonus for any fiscal year prior thereto, in each case to the extent earned, accrued or owing to the Executive but not theretofore paid; and

                        (iv) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement of the Company, to the extent not theretofore paid or provided (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits") through the Date of Termination and continuation of insurance plans as provided under COBRA.

      Any Annual Base Salary, Interim Bonus and Annual Bonus payable pursuant to this Section 5(a) shall be paid to the Executive as applicable, in a lump sum in cash within 30 days after the Date of Termination; in the case of a pro-rated Annual Bonus, as soon as practicable after the date such bonus is determined.

                  (b) Termination Without Cause. If the Executive's employment is terminated by the Company without Cause, or if the Executive terminates as a result of a Constructive Termination (as defined below), this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of:

                        (i) the Executive's Annual Base Salary through the Employment Period to the extent not theretofore paid;

                        (ii) the Interim Bonus and the Annual Bonus awarded for the first twelve months of service, in each case to the extent not theretofore paid;

                        (iii) a pro rata portion of the annual bonus awardedz for the fiscal year in which the Date of Termination occurs and the annual bonus for any fiscal year prior thereto, in each case to the extent earned, accrued or owing to the Executive but not theretofore paid;

                        (iii) a pro rata portion of any Profit Sharing Bonus for the fiscal year in which the Date of Termination occurs and the Profit Sharing Bonus for any fiscal year prior thereto, in each case to the extent earned, accrued or owing to the Executive but not theretofore paid; and

                        (iv) Other Benefits through the Date of Termination and continuation of insurance plans as provided under COBRA.

For purposes of this Agreement, "Constructive Termination" means the Executive's voluntary termination of employment after any of the following are undertaken without the Executive's express written consent: (A) the assignment to the Executive of any duties or responsibilities inconsistent with the Executive's title and position, authority, duties or responsibilities as contemplated by Section 3(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for the purpose of this clause (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (B) a reduction in the Executive's Annual Base Salary or a change in the Annual Bonus pool or in the percentage of pre-tax net income payable as the Profit Sharing Bonus; (C) a relocation of the Executive to a location more than ten (10) miles from the location at which the Executive performed his duties immediately prior to the Effective Time, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Effective Time or (D) any breach by the Company or Acquiror of this Agreement.

                  (c) Termination for Cause; Voluntary Termination. If the ExecutiveSection s employment shall be terminated by the Company for Cause or the Executive terminates his employment prior to the end of the Employment Period on his own initiative (other than due to Constructive Termination, death or Disability), this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and the Other Benefits through the Date of Termination.

            6. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

            7. COVENANT NOT TO COMPETE; CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY.

                  (a) From and after the Effective Time during the term of this Agreement, and for a period of six (6) months after the Date of Termination, the Executive shall not:

                        (i) directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or perform services for, any Competing Business, whether for compensation or otherwise, without the prior written consent of the Company. For the purposes of this Agreement, a "Competing Business" shall be (A) any business by which the Executive is employed which is, at the Date of Termination, a significant competitor of the Company; it being agreed that the term "business" shall refer to the specific division or subsidiary by which Executive is employed, not such division's or subsidiary's corporate group; (B) any Company the primary business of which is the origination of residential mortgage loans whether or not Executive is employed by such business; or (C) any affordable or historic tax syndication business;; provided, that, the Executive may own up to five percent (5%) (measured by value) of the outstanding securities of any public entity, the shares of which are traded on a national stock exchange or quoted on the Nasdaq National Market;

                        (ii) in any manner, directly or indirectly, Solicit a Client to transact business with a Competing Business or to reduce or refrain from doing any business with the Company, or interfere or damage (or attempt to interfere with or damage) any relationship between the Company and a Client. For purposes of the Agreement, the term "Solicit" means any direct or indirect written or oral communication, inviting, advising, encouraging, inducing or requesting any person or entity, in any manner, to take or refrain from taking any action. For purposes of this Agreement, the term "Client" means any client or customer or prospective client or customer of the Company to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive's relationship with or employment by the Company; or

                        (iii) directly or indirectly (whether on the Executive's own behalf or on behalf of any other person or entity) solicit, entice, advise or encourage any officer, employee or consultant (determined as of the Date of Termination of the Executive) of the Company or any of its affiliates or subsidiaries to terminate such person's or entity's employment or consulting relationship or with respect to any officer or employee of the Company or its subsidiaries, hiring any such officer or employee.

                  (b) The Executive hereby acknowledges that, as an employee of the Company, he will have access to, be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will only use confidential information for the benefit of the Company or any of its affiliates or subsidiaries and in the course of his employment for the Company and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others except as provided herein. All confidential information removed by the Executive shall be returned to the Company upon termination of his employment and no copies thereof shall be kept by the Executive.

                  (c) Any termination of the ExecutiveSection s employment or of this Agreement shall have no effect on the continuing operation of this
Section 7.

                  (d)   In addition to the cessation of payments set forth in
Section 7(f), the Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this
Section 7. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.

                  (e) The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the ExecutiveSection s future employment imposed by this
Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

                  (f) The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 or 5 would not have been promised in the absence of the ExecutiveSection s promises under this Section 7 and that should the Executive be finally determined by an arbitrator to have engaged in any activity or conduct proscribed hereunder, all payments under this Agreement other than Other Benefits to the extent required to be continued by law or by the terms of the applicable plan shall cease.

                  (g) The Executive hereby assigns to the Company all of Executive's right, title and interest in and to, inventions, trade secrets, works of authorship, ideas, methods, improvements, databases, know-how, data, developments or discoveries, whether or not patentable or copyrightable (the "Work Product") which (i) will be, are or have been made, invented, conceived, reduced to practice, developed or created during the Employment Period or (ii) using the equipment, supplies, facilities and/or confidential or proprietary information of the Company. The Executive will take such action as may be necessary to assist the Company in obtaining statutory or common law protections for the Work Product.

            8.    SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. Any purported or attempted assignment in violation hereof shall be null and void. This Agreement shall inure to the benefit of and be enforceable by the ExecutiveSection s legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


            9. ARBITRATION. Any and all disputes, claims or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall (except as provided herein with respect to injunctive relief) be resolved by final and binding confidential arbitration, to be held in Chicago, Illinois, in accordance with the Employment Arbitration Rules of the American Arbitration Association and this Section 9. Nothing in this Section is intended to prevent either party from obtaining either injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration or from utilizing any judicial court system to seek enforcement of an arbitration award.

            10.   MISCELLANEOUS.

                  (a) Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery or overnight courier to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed or by facsimile transmitted as follows:

                  If to the Executive:

                  Mark A. Filler
                  226 Prospect
                  Highland Park, Illinois  60035
                  Telecopier:  847-266-7019

                  If to the Company:

                  440 North Orleans
                  Chicago, Illinois  60610
                  Attn:  Mark A. Filler
                  Telecopier:  312-494-0184

                  If to the Acquiror:

                  Royal Bank of Canada
                  200 Bay Street
                  14th Floor, North Tower
                  Toronto, Ontario, Canada
                  Attn:  Robert K. Horton
                  Telecopier:  416-974-9344

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld on such payment pursuant to any applicable law or regulation or may condition any transfer of property to the Executive on the ExecutiveSection s satisfaction of such withholding obligations in a manner satisfactory to the Company.

                  (f) The ExecutiveSection s or the CompanySection s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            IN WITNESS WHEREOF, the Executive has hereunto set the ExecutiveSection s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                          EXECUTIVE


                                          /s/ MARK A. FILLER
                                          ----------------------------
                                          Mark A. Filler


                                          COMPANY


                                          PRISM FINANCIAL CORPORATION,
                                          a Delaware corporation


                                          By:  /s/ DAVID A. FISHER
                                              ------------------------
                                          Name:  David A. Fisher
                                          Title:  Chief Financial Officer and
                                                  Senior Vice President


            Acquiror agrees that as of the Effective Time it will honor this Agreement and treat the Agreement as its own.

                                          ACQUIROR


                                          ROYAL BANK OF CANADA,
                                          a Canadian commercial bank


                                          By:  /s/ ROBERT K. HORTON
                                              ------------------------
                                          Name:  Robert K. Horton
                                          Title:  Senior Vice President,
                                                  Strategic Initiatives


                                          By:  /s/ JAMES T. RAGER
                                              ------------------------
                                          Name:  James T. Rager
                                          Title:  Vice Chairman, Personal and
                                                     Commercial Banking